Exhibit 10.44

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of October 9, 2008, by and between ARE-SEATTLE NO. 14, LLC, a Delaware limited liability company (“Landlord”), and ALLOZYNE INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Lease Agreement dated as of November 14, 2007 (the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 12,796 rentable square feet (“Original Premises”) in a building located at 1600 Fairview Avenue North, Seattle, Washington. The Original Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Original Premises by adding approximately 2,486 rentable square feet in the Building.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Expansion Premises. In addition to the Original Premises, commencing on the Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, that certain portion of the Building consisting of approximately 2,486 rentable square feet on the first floor, as shown on Exhibit A attached hereto (the “Expansion Premises”).

2.	Delivery. The “Expansion Premises Commencement Date” shall be February 1, 2009. The “Expansion Premises Rent Commencement Date” shall be July 1, 2009. Notwithstanding anything to the contrary contained herein, Tenant shall commence the payment of Operating Expanses with respect to the Expansion Premises as of the Expansion Premises Commencement Date.

Except as set forth in this First Amendment, if applicable: (i) Tenant shall accept the Expansion Premises in their condition as of the Expansion Premises Commencement Date, subject to all applicable Legal Requirements; (ii) Landlord shall have no obligation for any defects in the Expansion Premises; and (iii) Tenant’s taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises and that the Expansion Premises were in good condition at the time possession was taken.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the Permitted Use.

3.	Definition of Premises. Commencing on the Expansion Premises Commencement Date, the defined term “Premises” on Page 1 of the Lease is deleted in its entirety and replaced with the following:

“Premises: That portion of the Building, containing approximately 15,282 rentable square feet consisting of that certain portion containing approximately 12,796 rentable square feet (“Original Premises”) and of that certain portion containing approximately 2,486 rentable square feet (“Expansion Premises”), all as determined by Landlord, as shown on Exhibit A.”

As of the Expansion Premises Commencement Date, Exhibit A to the Lease is deleted and replaced with the Exhibit A attached to this First Amendment.

4.	Base Rent.

a. Original Premises. Tenant shall continue to pay Base Rent for the Original Premises as provided for in the Lease.

b. Expansion Premises. Commencing on the Expansion Premises Rent Commencement Date, Tenant shall pay full Base Rent for the Expansion Premises in the amount of $6,215.00 per month, subject to annual adjustments on the same date that Base Rent for the Original Premises is adjusted pursuant to Section 4(b) of the Lease.

5.	Rentable Area of the Premises. Commencing on the Expansion Premises Commencement Date, the defined term “Rentable Area of the Premises” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Rentable Area of the Premises: 15,282 sq. ft.”

6.	Tenant’s Share. Commencing on the Expansion Premises Commencement Date, the defined term “Tenant’s Share of Operating Expenses for the Building” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Tenant’s Share of Operating Expenses for the Building: 54.60%”

7.	Parking. Notwithstanding anything to the contrary contained in the Lease, commencing on the Expansion Premises Commencement Date, and subject to all matters of record, Force Majeure, a Taking and the exercise by Landlord of its rights under the Lease, Tenant shall have the right to use 24 spaces in those areas designated for non-reserved parking, subject in each case to Landlord’s rules and regulations and subject to the payment by Tenant to Landlord of Landlord’s then current charge for parking. Landlord’s current charge is $100 per parking space per month. The parking charges provided for in the preceding sentence shall be increased from time-to-time to current market rates.

8.	Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about this transaction. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than the brokers, if any named in this First Amendment, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this First Amendment.

9.	Miscellaneous.

a. This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b. This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.

d. Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on the next page.]